Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978-455-3251

CSP Inc. Reports Second-Quarter Fiscal 2016 Financial Results
LOWELL, MA, May 11, 2016 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the second quarter of fiscal 2016 ended March 31, 2016.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record May 27, 2016 payable June 10, 2016.

Management Comments

“We performed well financially in the second quarter as we continued to make good progress on executing our growth strategy,” said President and Chief Executive Office Victor Dellovo. “Sales were up 44% in the second quarter, and we reported EPS of $0.13 versus a loss of $0.19 a year ago.”

“In the High Performance Products Division, we launched our new next-generation FPGA network adapter product for the packet capture and financial services markets,” said Dellovo. “The product, branded “Class E,” is currently in production at multiple customer sites. We also secured our first major engagement for the packet capture market by shipping a large order to our first hyperscale data center end user. This shipment was a key contributor to our strong revenue growth this quarter. Customer interest in our packet capture product has been very positive, and we have a robust pipeline in place. We also are building momentum with our product for the financial services market, and have brought our first few customers into production.”

“At our Technology Solutions Division, our core strategy continues to be increasing higher-margin revenues from managed services,” said Dellovo. “Our managed services pipeline is building and we continue to take actions to further increase this revenue stream. Our cross-selling strategy is also proving successful as we recorded sales between locations at our Technology Solutions Division, as well as between the Technology Solutions and High Performance Products divisions. The performance of our UK operation, which has now been fully integrated into our Germany operation, has improved significantly and turned its first profit in several quarters.”

“Looking ahead, we continue to be encouraged by the progress we are making in executing on our strategy across our businesses. Our past work is now beginning to yield results and we are excited by the great potential before us,” concluded Dellovo.

Financial Results
For the second quarter of fiscal 2016, revenue was $27.1 million compared with $18.9 million in the second quarter a year ago.

Gross margin for the second quarter of fiscal 2016 grew to 23.3% from 21.4% for the prior-year period due to leverage on higher volumes.

Exhibit 99.1

Net income for the second quarter of fiscal 2016 was $503,000, or $0.13 per diluted share, compared with a net loss of $675,000, or $0.19 per share, in the second quarter of fiscal 2015.
Cash and short-term investments decreased to $10.0 million at the end of the second quarter of fiscal 2016 from $11.2 million at year end 2015. The decrease was the result of the payment of the quarterly dividends and purchase of capital equipment, partially offset by cash from operations.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9174 or 785-424-1669. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to managed services pipeline is building and we continue to take actions to further increase this revenue stream. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2016	September 30, 2015
Assets
Current assets:
Cash and short-term investments	$10,020	$11,181
Accounts receivable, net	22,780	19,888
Inventories	4,807	5,749
Other current assets	3,547	3,264
Total current assets	41,154	40,082
Property, equipment and improvements, net	1,631	1,564
Other assets	5,463	5,350
Total assets	$48,248	$46,996

Liabilities and Shareholders’ Equity
Current liabilities	18,609	17,382
Pension and retirement plans	9,700	10,009
Non-current liabilities	18	15
Total Liabilities	28,327	27,406
Shareholders’ equity	19,921	19,590
Total liabilities and shareholders’ equity	$48,248	$46,996

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Sales:
Product	$20,972	$14,195	$37,975	$29,848
Service	6,167	4,682	12,840	9,459
Total sales	27,139	18,877	50,815	39,307

Cost of Sales:
Product	17,054	11,380	31,290	24,513
Service	3,752	3,454	8,002	6,796
Total cost of sales	20,806	14,834	39,292	31,309

Gross profit	6,333	4,043	11,523	7,998

Operating expenses:
Engineering and development	790	826	1,589	1,679
Selling, general & administrative	4,665	3,856	8,713	7,879
Total operating expenses	5,455	4,682	10,302	9,558

Operating income (loss)	878	(639)	1,221	(1,560)

Other income (expense), net	(117)	(129)	(89)	(162)

Income (loss) before income taxes	761	(768)	1,132	(1,722)
Income tax expense (benefit)	258	(93)	346	(610)

Net income (loss)	$503	$(675)	$786	$(1,112)

Net income (loss) attributable to common stockholders	$480	$(649)	$756	$(1,072)

Income (loss) per share - basic	$0.13	$(0.19)	$0.21	$(0.31)
Weighted average shares outstanding - basic	3,609	3,525	3,589	3,507

Income (loss) per share - diluted	$0.13	$(0.19)	$0.20	$(0.31)
Weighted average shares outstanding - diluted	3,730	3,525	3,728	3,507